EXHIBIT 99.1

                Ashworth, Inc. Announces Fourth Quarter
                and Fiscal Year 2007 Financial Results


    --  Revenue up 8.9% for Fourth Quarter of Fiscal Year 2007

    -- Narrowing of Net Loss for Fourth Quarter of Fiscal Year 2007 to ($3.5) Million or ($0.24) EPS vs. ($4.4) Million or ($0.30)
        EPS

    --  New Management Team in Place Led by Allan Fletcher, the New
        CEO

    -- New Strategic Plan Focused on Enhancing Product, Marketing, Sales Force Management, Inventory Control and Overall
        Performance Management.


    CARLSBAD, Calif.--(BUSINESS WIRE)--December 28, 2007--Ashworth, Inc. (NASDAQ:ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced unaudited financial results for the fourth quarter and fiscal year ended October 31, 2007.

    Summary of Fourth Quarter and Fiscal 2007 Financials

    Consolidated net revenue for the quarter ended October 31, 2007 increased 8.9% to $54.6 million compared to $50.2 million in the same quarter last year. Net domestic revenue increased 9.1% to $44.7 million for the fourth quarter of fiscal 2007 from $41.0 million for the same period of fiscal 2006. Net international revenue increased 7.4% to $9.9 million for the fourth quarter of fiscal 2007 from $9.2 million for the same period of fiscal 2006.

    For the fiscal year ended October 31, 2007, consolidated net revenue decreased 3.5% to $202.2 million compared to $209.6 million for fiscal 2006. Net domestic revenue decreased 3.7% to $164.8 million for the full year fiscal 2007 from $171.1 million for fiscal 2006. Net international revenue decreased 3.0% to $37.4 million for the full year fiscal 2007 from $38.5 million for fiscal 2006. A more detailed analysis of revenue for the fourth quarter and fiscal 2007 is provided below.

    Consolidated net loss for the fourth quarter of fiscal 2007 was ($3.5) million or ($0.24) per basic and diluted share compared to a net loss of ($4.4) million or ($0.30) per basic and diluted share for the same quarter last year. Consolidated net loss for the full year fiscal 2007 was ($14.1) million or ($0.97) per basic and diluted share compared to a consolidated net income of $1.0 million or $0.07 per basic and diluted share for fiscal 2006. As a result of the quarterly assessments of its net deferred tax assets in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes during the last three quarters of fiscal 2007, the Company recorded a tax charge of $7.3 million or $0.50 per basic and diluted share to establish a valuation allowance against deferred tax assets during fiscal 2007.

    The Company's gross profit improved to $20.0 million, or 36.7% of sales, in the fourth quarter of fiscal 2007 as compared to $16.3 million, or 32.6% of sales, in the same period last year. The improvement in gross margins was primarily due to improved fixed cost leverage from higher sales and efficiencies realized through process improvements in the Company's Embroidery and Distribution Center ("EDC") in Oceanside, CA. The Company's SG&A expenses increased approximately $0.6 million primarily due to additional royalties and commissions on increased sales as well as increased tour event expenses, but fell as a percentage of sales to 42.2% from 44.7% in the comparable prior year period due to improved sales leverage.

    The Company's gross profit declined to $77.8 million, or 38.5% of sales, for the full fiscal year 2007 as compared to $85.8 million, or 40.9% of sales, for fiscal year 2006. The year-over-year gross margin decline primarily resulted from higher discounting to clear excess inventory as well as the underutilization of the EDC due to lower sales volume in the Company's domestic distribution channels (excluding Gekko Brands, LLC ("Gekko")). The Company's SG&A expenses for fiscal 2007 increased approximately $4.3 million and as a percentage of sales were 42.4% as compared to 38.9% in the prior year. The increase in SG&A expenses was primarily due to an approximate $1.9 million increase in trade shows, sales meetings and license fees, a net increase in employee severance of approximately $0.8 million, approximately $0.7 million due to the full-year effect of the four new outlet stores added in the second half of fiscal 2006 as well as recognition of approximately $0.7 million of additional compensation expense related to five officers of Gekko. This additional compensation resulted from a change in the nature of certain contingent acquisition obligations which previously were accounted for as additional purchase price of the acquisition.

    Analysis of Fourth Quarter and Fiscal Year 2007 Revenues by
Channel

    The Company's fourth quarter fiscal 2007 revenues increased in every distribution channel except for the Retail channel. For fiscal year 2007, revenues decreased in all distribution channels except for the Company's outlet stores and its Collegiate distribution channel.

    Golf

    For the fourth quarter of fiscal 2007, revenues from the domestic Golf distribution channel increased 40.6% to $19.0 million from $13.5 million for the same period of fiscal 2006. The improvement in the fourth quarter resulted from an increased number of on-course accounts with slightly higher average order size, and fewer off-course specialty retail accounts but with a 35.3% higher average order size. For fiscal year 2007, revenues in the Golf distribution channel were down 4.5% to $67.1 million from $70.3 million for fiscal 2006. For the year, revenues in the Golf distribution channel were adversely affected by customer consolidation within the off-course channel of distribution and continuing competitive pressure.

    Retail

    Revenues from the Retail distribution channel decreased 45.5% to $4.1 million for the fourth quarter of fiscal 2007 as compared to $7.6 million for the same period of the prior year. For fiscal year 2007, revenues in the Retail distribution channel declined 28.4% to $16.3 million as compared to $22.7 million for the prior fiscal year. These decreases were the result of the previous management's decision to reduce the presence of its Ashworth(R) brand in this distribution channel.

    Corporate

    Revenues for the Corporate distribution channel increased 13.3% to $6.1 million in the fourth quarter of fiscal 2007 as compared $5.4 million for the same period of the prior fiscal year. The increase was primarily due to increased promotional activity during the fourth quarter of fiscal 2007. For fiscal year 2007, revenues in the Corporate distribution channel were down 4.6% to $24.6 million as compared to $25.8 million for the prior fiscal year.

    Company-Owned Outlet Stores

    Revenues from the outlet stores increased 9.8% to $3.1 million in the fourth quarter of fiscal 2007 as compared to $2.8 million for the same period last year, primarily due to increased promotional activity. For fiscal year 2007, revenues from the Company-owned outlet stores were up 10.8% to $11.7 million as compared to $10.5 million for the prior fiscal year. Comparative store sales were up 9.8% for the fourth quarter of fiscal 2007 and down 1.6% for fiscal year 2007 as compared to the same periods of the prior year. New outlet stores added during the second half of fiscal 2006 contributed $2.7 million in revenues for the full fiscal year 2007.

    Collegiate/Racing (The Game(R)/Kudzu(R))

    Gekko's revenues increased 6.1% to $12.4 million in the fourth quarter of fiscal 2007 as compared to $11.7 million for the same period of fiscal 2006. The increase was driven by higher sales of apparel and headwear into the Collegiate channel, a change in the timing of the Tour Championship (played in September 2007 versus November 2006), and increased sales of Kudzu products into the NASCAR/Racing distribution channel, partially offset by decreased sales in the Outdoor distribution channel. For fiscal year 2007, revenues in the Collegiate/Racing distribution channel were up 8.2% to $45.2 million as compared to $41.8 million for the prior fiscal year, primarily due to higher sales of apparel and headwear into an increased number of accounts in the Collegiate/Bookstore distribution channel and higher event sales due to the Tour Championship being played twice during fiscal year 2007, partially offset by lower sales of products into the NASCAR/Racing distribution channel during the first nine months of fiscal 2007.

    International

    Revenues from Ashworth UK, Ltd. increased 5.7% to $7.8 million for the fourth quarter of fiscal 2007 as compared to $7.4 million for the same period of the prior year. For fiscal year 2007, revenues from Ashworth UK, Ltd. were down 2.7% to $27.3 million as compared to $28.0 million for the prior fiscal year. The increase for the fourth quarter was primarily due to the favorable effect of exchange rate fluctuations, partially offset by the lack of Ryder Cup sales in fiscal 2007. The decrease for the full fiscal year 2007 is primarily due to Ashworth's participation as the lead vendor at the 2006 Ryder Cup which benefited 2006 results but not 2007 as there was no such event during the year, partially offset by the favorable effect of exchange rate fluctuations. Other international revenues increased approximately 14.8% to $2.1 million for the fourth quarter as compared to $1.8 million for the same period of the prior year and decreased 3.8% to $10.1 million for fiscal year 2007 as compared to $10.5 million for the prior fiscal year. The increase for the fourth quarter of fiscal year 2007 was primarily due to the addition of new distributors in Guam and Saipan while the decrease for the full fiscal year 2007 was primarily due to lower sales in Canada as compared to the prior year.

    Fiscal 2007 Year-End Balance Sheet

    The Company's net accounts receivable increased 1.7% from a year ago primarily due to the higher revenues in the fourth quarter of fiscal 2007. Consolidated net inventories increased 12.4% from a year ago primarily due to higher than planned inventory levels in the Company's U.K. and Canada operations due to lower sell-through of certain styles as well as accelerated receipts of inventory at Gekko to facilitate apparel sales into the Collegiate market.

    New Management Team and Strategic Plan

    Allan H. Fletcher, the Company's Chief Executive Officer, commented, "As many of you know, we've had a substantial turnover in executive management in the second half of fiscal 2007. Eddie Fadel was appointed President on May 23, 2007, Paul Bourgeois joined the Company as SVP of Sales on October 1, 2007 and on October 24, 2007 I was appointed CEO and Greg W. Slack was appointed CFO of Ashworth. This is an experienced team with an excellent understanding of the golf industry. We have been working together to develop a plan to build on the Company's strong apparel and headwear brands and return Ashworth to profitable growth. Our goal is to reinvigorate the Ashworth brand, by focusing on its quality, strength, authenticity and innovation. We are currently evaluating and implementing plans to improve or add product lines, reorganize and strengthen the sales force team and cut supply chain and operating costs. We are looking at all opportunities to improve profitability and foster a stronger alignment of the interests of management, employees and sales representatives with those of shareholders and strategic partners. This Company faced many challenges in the past few years and a complete turnaround will take hard work and time and may result in short-term peaks and valleys, but I believe the plans we've started to implement will, in time, return the Company to sustainable profitability."

    Conference Call

    Investors and all others are invited to listen to a conference call discussing fourth quarter and fiscal year 2007 results, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 800-765-8779. International participants should dial 480-248-5081. Callers should ask to be connected to Ashworth's fourth quarter earnings teleconference or provide the conference ID number: 3825153. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

    About Ashworth, Inc.

    Ashworth, Inc. (NASDAQ:ASHW) is a leading designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth's three market-leading brands include: Ashworth Collection (TM), a range of upscale sportswear designed to be worn on and off-course; Ashworth Authentics (TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems(R), a technical performance line. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

    Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. The Game is a leading headwear brand in collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

    For more information, please visit the Company's Web site at www.ashworthinc.com.

    Forward-Looking Statements

    This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words "believes," "anticipates," "expects," "predicts," "estimates," "projects," "will be," "will continue," "will likely result," or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, the continued willingness of the Company's lenders to provide waivers of compliance with financial covenants, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company's ERP system, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended
October 31, 2006, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2006.



ASHWORTH, INC.
Consolidated Statements of Operations
Fourth Quarter and Twelve Months ended October 31, 2007 and 2006

                                          Summary of Results of
                                           Operations
                                               2007          2006
                                          -------------- -------------
FOURTH QUARTER                             (Unaudited)
-----------------------------------------
Net Revenue                               $  54,591,000  $ 50,152,000
Cost of Sales                                34,566,000    33,824,000
                                          -------------- -------------
 Gross Profit                                20,025,000    16,328,000
Selling, General and Administrative
 Expenses                                    23,014,000    22,431,000
                                          -------------- -------------
Loss from Operations                         (2,989,000)   (6,103,000)
Other Income (Expense):
 Interest Income                                 52,000        15,000
 Interest Expense                              (712,000)     (668,000)
 Other Expense, net                            (101,000)     (333,000)
                                          -------------- -------------
 Total Other Expense, net                      (761,000)     (986,000)
                                          -------------- -------------
Loss Before Provision for Income Taxes       (3,750,000)   (7,089,000)
Provision for Income Taxes                      264,000     2,734,000
                                          -------------- -------------
 Net Loss                                   ($3,486,000)  ($4,355,000)
                                          ============== =============
Loss Per Share - BASIC                           ($0.24)       ($0.30)
Weighted-Average Common Shares
 Outstanding                                 14,660,000    14,520,000
                                          ============== =============

Loss Per Share - DILUTED                         ($0.24)       ($0.30)
Adjusted-Weighted Average Shares and
 Assumed Conversions                         14,660,000    14,520,000
                                          ============== =============

TWELVE MONTHS
-----------------------------------------
Net Revenue                               $ 202,189,000  $209,600,000
Cost of Sales                               124,422,000   123,787,000
                                          -------------- -------------
 Gross Profit                                77,767,000    85,813,000
Selling, General and Administrative
 Expenses                                    85,814,000    81,475,000
                                          -------------- -------------
Income (Loss) from Operations                (8,047,000)    4,338,000
Other Income (Expense):
 Interest Income                                134,000        55,000
 Interest Expense                            (2,921,000)   (2,897,000)
 Other Income (Expense), net                   (215,000)      257,000
                                          -------------- -------------
Total Other Expense, net                     (3,002,000)   (2,585,000)
                                          -------------- -------------
Income (Loss) Before Provision for Income
 Taxes                                      (11,049,000)    1,753,000
Provision for Income Taxes                   (3,067,000)     (802,000)
                                          -------------- -------------
 Net Income (Loss)                         ($14,116,000) $    951,000
                                          ============== =============
Income (Loss) Per Share - BASIC                  ($0.97) $       0.07
Weighted-Average Common Shares
 Outstanding                                 14,576,000    14,400,000
                                          ============== =============

Income (Loss) Per Share - DILUTED                ($0.97) $       0.07
Adjusted-Weighted Average Shares and
 Assumed Conversions                         14,576,000    14,514,000
                                          ============== =============




ASHWORTH, INC.
Condensed Consolidated Balance Sheets
As of October 31, 2007 and 2006
                                             October 31,  October 31,
                                                 2007         2006
ASSETS                                       (Unaudited)
-------------------------------------------- ------------ ------------

CURRENT ASSETS
 Cash and Cash Equivalents                   $  6,104,000 $  7,508,000
 Accounts Receivable-Trade, net                34,545,000   33,984,000
 Inventories, net                              50,529,000   44,971,000
 Other Current Assets                           6,293,000   12,632,000
                                             ------------ ------------
   Total Current Assets                        97,471,000   99,095,000

Property and Equipment, net                    37,515,000   39,126,000
Intangible Assets, net                         25,056,000   25,495,000
   Other Assets, net                              372,000      327,000
                                             ------------ ------------
                Total Assets                 $160,414,000 $164,043,000
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------

CURRENT LIABILITIES
 Line of Credit                              $ 19,615,000 $ 14,000,000
 Current Portion of Long-Term Debt              2,360,000    2,117,000
 Accounts Payable - Trade                      12,728,000   10,724,000
 Other Current Liabilities                     10,677,000   10,758,000
                                             ------------ ------------
 Total Current Liabilities                     45,380,000   37,599,000

Long-Term Debt                                 13,844,000   15,671,000
Other Long-Term Liabilities                     1,553,000    2,139,000
Stockholders' Equity                           99,637,000  108,634,000
                                             ------------ ------------
 Total Liabilities and Stockholders' Equity  $160,414,000 $164,043,000
                                             ============ ============




    CONTACT: Ashworth, Inc.
             Allan H. Fletcher, CEO
             Edward J. Fadel, President
             Greg W. Slack, CFO
             (760) 929-6100